Exhibit 99.1

ASSURANCEAMERICA CORPORATION REPORTS POSITIVE NET INCOME RESULTS FOR YEAR-ENDED DECEMBER 31, 2009

ATLANTA-(BUSINESSWIRE - April 6, 2010 - Atlanta-based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM) today announced its audited financial results for the twelve months ended December 31, 2009.

	Twelve Months Ended December 31,
	(in thousand, except per ratios)
	2009	2008	Change
Total revenue	66,992	63,238	6%
Income (loss) before income taxes	897	(4,612)	119%
Net income (loss)	448	(3,215)	114%

Revenues for the twelve-month period of 2009 increased 6% to $67.0 million, compared to $63.2 million in 2008 because of increased premium production within the Carrier/MGA wholesale division.

The Company’s income before income taxes for the twelve-month period ending December 31, 2009 were $0.9 million compared to a pre-tax loss of $4.6 million in 2008, which includes a goodwill impairment of $3.4 million. Improved underwriting results in the Carrier/MGA wholesale division and benefits from cost reductions in the retail division contributed to the positive results for the year.

The Company’s net income for the twelve month period ending December 31, 2009 were $0.4 million compared to a net loss of $3.2 million in 2008, which includes an after-tax goodwill impairment of $2.4 million.

Joe Skruck, President and COO, states, “I’m very pleased that we were able to deliver improved results despite continued tough operating conditions. During 2009, we made significant progress in strengthening our claims handling capabilities, took appropriate rate and underwriting actions in our Carrier/MGA operations and achieved cost savings in our retail operations.”

Gross Premiums Produced, which includes gross written premium in the Carrier/MGA wholesale division and premiums for policies sold in the retail Agency subsidiary, increased 3% to $146.3 million for the twelve months ended December 2009 compared to $141.7 million for the same period of 2008. The increase in gross premiums produced was driven mainly by increased production within the Carrier/MGA operations, offset by lower premium volume for the retail division. Management uses Gross Premiums Produced, a non-GAAP financial measure, as the primary measure of the underlying growth of the Company’s revenue streams from period to period.

AssuranceAmerica focuses on the non-standard automobile insurance marketplace, primarily in Alabama, Arizona, Florida, Georgia, Indiana, Louisiana, Mississippi, South Carolina, Texas and Virginia. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”),

which sells personal automobile insurance policies through its 40 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).

Forward-Looking Statements

This press release contains certain statements that may deem to be “forward-looking statements”. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “assumes”, “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by AssuranceAmerica Corporation include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio including other-than-temporary impairments for credit losses, rising loss cost trends, actions of competitors and natural disasters. AssuranceAmerica Corporation undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see AssuranceAmerica Corporation filings with the Securities and Exchange Commission.

Contact: AssuranceAmerica Corporation, Atlanta

John Mongelli, Senior Vice President and Chief Financial Officer - (770) 952-0200 Ext. 6212

Mark Hain, General Counsel, Secretary, Executive Vice President - (770) 952-0200 Ext. 6259

ASSURANCEAMERICA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (000’S OMITTED)
	For the Years Ended December 31,
	2009	2008
Revenue:
Gross premiums written	$107,249	$93,281
Ceded premiums written	(71,999)	(64,368)

Net premiums written	35,250	28,913
Change in unearned premiums	(826)	(145)

Net premiums earned	34,424	28,768
Commission income	21,641	21,375
Managing general agent fees	10,277	12,505
Net investment income	670	670
Net investment losses on securities	(362)	(388)
Other fee income	342	308

Total revenue	66,992	63,238

Expenses:
Losses and loss adjustment expenses	25,248	23,733
Selling, general, and administrative	38,872	38,688
Stock option expense	334	49
Depreciation and amortization expense	1,183	1,288
Goodwill impairment	—	3,374
Interest expense	458	718

Total operating expenses	66,095	67,850

Income (loss) before income taxes	897	(4,612)
Income tax provision (benefit)	449	(1,397)

Net income (loss)	$448	$(3,215)

Earnings (loss) per common share:
Basic	$0.007	$(0.050)
Diluted	$0.007	$(0.050)
Weighted average shares outstanding-basis	65,120,526	64,922,269
Weighted average shares outstanding-diluted	65,284,661	64,922,269

AssuranceAmerica Corporation also makes available an investor supplement on our website. To access the supplemental financial information, go to www.assuranceamerica.com.